EXHIBIT 99.1

First-Quarter 2005 Conference Call Script

May 11, 2005

Operator:

Ladies and gentlemen, welcome to the Foster Wheeler Ltd. first-quarter earnings conference call.

(Operator instructions to participants.)

I would now like to turn the call over to Carolyn Greenhalgh, who leads the Company’s communications team.  Please begin, Ma’am.

Carolyn Greenhalgh:

Thank you, operator.

Good morning everyone, and thank you for joining us today.  Our news release announcing our first-quarter 2005 results was issued yesterday and has been posted to our Web site at www.fwc.com.

Before turning to the discussion of our financial results, let me remind you that any comments made today about future operating results or other future events are forward-looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Actual results may differ substantially from such forward-looking statements.  A discussion of factors that could cause actual results to vary is contained in Foster Wheeler’s annual and quarterly reports filed with the SEC.

Joining me on the call today are Ray Milchovich, Chairman, President and CEO of the company, and John La Duc, Executive Vice President and CFO.  After our opening remarks, we’ll have time to take your questions at the end.  Now, I’d like to turn the call over to Ray.

Ray Milchovich:

Thank you, Carolyn.  Good morning everyone and thank you for joining us.

I am very pleased with the Company’s first-quarter financial results.  I believe that these results, and the latest financial milestones we have achieved, demonstrate that the Company is now much stronger, both operationally and financially.

These financial results for the quarter were driven primarily by continued strong operating performance on existing contracts in the North American Power operations, the E&C Group’s operations in Continental Europe, the United Kingdom, Asia Pacific and North America, and the return of the European Power operations to making a positive contribution.

We have continued to build on last years successful balance sheet restructuring. We successfully closed a new $250 million, five-year Senior Credit Agreement which provides us with a significantly increased level of bonding capacity to support our global businesses, together with added liquidity and financial flexibility that is provided by the $75 million sub-limit for revolver borrowings.

Backlog has remained substantially level during the quarter.  A number of the major projects which we were expecting to be awarded during the first quarter have been delayed later into 2005.  However, for a number of these expected awards, the Company has received partial releases from the clients to undertake specific project-related activities, pending anticipated full release later in 2005.  Most of the major E&C markets we serve continue to be in an investment phase of their business cycles and there are indications that the U.S. market for solid fuel-fired power generation is strengthening.  I remain confident that 2005 should be a very positive booking year for the Company.

Some of the highlights of the first quarter include:

•                       We were awarded a $53 million contract by SembCorp Utilities UK Limited for one of the UK’s largest biomass renewable energy projects. This project is located at Wilton and brings together key strengths from within Foster Wheeler’s global organization: the project execution experience of our E&C office at Teesside, which is located near Wilton, and the Global Power Group’s proven bubbling fluidized-bed biomass combustion technology, which will be supplied by our European Power operation.  The plant will burn around 300,000 tonnes per year of green and recycled wood.

•                       Our UK E&C operation, in a joint venture with China Huanqiu Contracting & Engineering Corp., has been awarded a feasibility study contract by Sasol and its Chinese partners for two 80,000 barrels per day coal-to-liquids facilities in the coal-rich western part of the People’s Republic of China. This award builds on the relationship developed over the last eight years between Foster Wheeler and Sasol, and on our successful track record in China. Coal-to-liquids is a key part of the Chinese government’s energy strategy, and we are pleased to be involved at the early stages of its implementation.

•                       Our E&C Group achieved another significant oil and gas win, with the award of a project management consultancy, or PMC, contract by GASCO, to manage the engineering, procurement and construction, or EPC, phase of the third Natural Gas Liquids train project at Ruwais, Abu Dhabi, United Arab Emirates.  We are already executing the PMC contract for the implementation phase of another of GASCO’s major projects, the OGD-III project. This latest award further demonstrates GASCO management’s confidence in our expertise in managing large, complex projects in upstream gas processing. It follows our earlier involvement in the project, managing the front-end engineering design and EPC bid/evaluation stages.

•                       Our Continental Europe E&C operation was awarded an engineering, procurement and construction management contract for a low-sulfur gasoline project in France. This follows successful completion of the front-end engineering design which was awarded in 2004.

•                       Our North American Power operation has seen increased focus on the construction services market segment and the replacement pressure parts business in North America which has resulted in improved bookings this quarter versus the year-ago quarter.  The latter is due to our unique ability to supply high quality pressure parts at a very competitive price from our world-class manufacturing facility in Xinhui, China.  We are also seeing the first successes in globalizing the service business by implementing a Regional Service Center business model.  Implementation of this business model contributed to a strategically-important entry into the low NOx burner/environmental retrofit market in Spain.

•                       Recent tests with mid- to high-sulfur coals at JEA’s Northside Generating Station in Jacksonville, Florida, USA, have demonstrated that it is one of the world’s cleanest coal-based power plants. The facility is a repowering demonstration of the operating and environmental performance of Foster Wheeler’s utility-scale Circulating Fluidized-Bed (CFB) technology, and is part of the DOE’s Clean Coal Technology Demonstration Program. These results demonstrate that this technology can be used at utility scale to offer electricity producers the flexibility to use a variety of fuels, including abundant and lower-cost mid- to high-sulfur coal, while cutting emissions to a fraction of federal limits.

I would also like to mention a couple of second-quarter highlights:

•                       In Ireland, ESB’s new Lough Ree Power Station, one of the world’s largest peat-fired power stations, was officially inaugurated.  The second ESB facility, located at West Offaly is the largest peat-fired power plant in the world and will be inaugurated later this summer. Using leading-edge Foster Wheeler CFB boiler technology has allowed ESB to reduce emissions of both nitrogen oxide and sulfur oxide to well under the latest European Union limits. Foster Wheeler is the lump sum turnkey EPC contractor and boiler supplier for these two state-of-the-art plants.

•                       Our North American E&C operation has been awarded an engineering services contract by Hyundai Heavy Industries to perform design verification activities for the Escravos Gas Project Phase 3A Onshore project, in Nigeria, for which Chevron Nigeria Ltd is operator of the NNPC/Chevron joint venture. The work will be executed in our Houston office, and we will also provide engineering assistance during the detailed engineering phase in Korea.  The expansion of our Houston office within the oil and gas sector is a prime business objective for 2005.

Now I’d like to turn the call over to John LaDuc to review the results for the first quarter of 2005.

John La Duc :

Thank you, Ray.  I’d now like to cover the key metrics for the first quarter of 2005. The full details will be in our 10Q which will be filed today.

The net after-tax income for the first quarter of 2005 was $1.2 million, which equals 3 cents basic earnings per share. This compares with a net after-tax loss for the first quarter of 2004 of $4.3 million, or a loss per share of $2.09.

Consolidated EBITDA was $31.2 million for the first quarter of 2005, compared with $42.6 million for the first quarter of 2004.

For the first quarter of 2005, the E&C Group’s EBITDA was $26.3 million, compared with $35.1 million for the first quarter of 2004.  The first-quarter 2004 results included a $10.5 million gain on the sale of development rights for a power project in Italy, which was not repeated in 2005.

The Global Power Group’s EBITDA for the first quarter of 2005 was $29.7 million compared with $20.4 million in the first quarter of 2004.  The increase in EBITDA was driven by a continued strong operating performance on existing contracts in the North American Power operations and the return of the European Power operations to making a positive contribution.

Turning next to new orders, the Company booked new orders of $460.0 million during the first quarter of 2005, compared with $629.9 million during the first quarter of 2004.

For the first quarter of 2005, new bookings for the E&C Group were $324.5 million, compared with $473.2 million during the first quarter of 2004.  This decrease is primarily due to several expected awards being delayed later into 2005.  However, for a number of these expected awards, the Company has received partial releases from clients to undertake specific project-related activities, pending anticipated full release later in 2005.

New orders booked in the first quarter of 2005 for the Global Power Group were $183.0 million, an increase from $156.7 million in the first quarter of 2004.

Turning next to operating revenues, the Company’s operating revenues for the first quarter of 2005 were $523.1 million, down from $666.4 million in the first quarter of 2004. The first-quarter 2004 reimbursable flow-through costs were $99.7 million greater than the first quarter of 2005. These amounts are included in our operating revenues but result in no profit or loss for the Company.

Operating revenues for the E&C Group for the first quarter of 2005 were $330.6 million, down from $394.5 million in the first quarter of 2004.

The Global Power Group’s operating revenues for the first quarter of 2005 were $195.1 million, down from $272.2 million in the first quarter of 2004.  This reduction reflects the execution and completion of several major projects by the Company’s North American and European operations in 2004 that were not replaced during 2005.

The Company’s backlog at April 1, 2005, was $1.9 billion, compared with $2.0 billion year-end 2004, and $2.1 billion at the end of the first quarter of 2004.  Expressed in terms of Foster Wheeler scope, i.e. excluding reimbursable flow-through costs, Company backlog at April 1, 2005, was $1.4 billion, substantially level with year-end 2004, and up significantly from $1.0 billion at the end of the first quarter 2004.

E&C backlog at April 1, 2005, was $1.3 billion, substantially level with $1.4 billion at year-end 2004, and $1.3 billion at the end of the first quarter 2004.  E&C backlog expressed in Foster Wheeler scope was $878.8 million at April 1, 2005, also substantially level with $883.4 million at year-end 2004, and up significantly from $330.2 million at the end of the first quarter of 2004.

Global Power Group backlog at April 1, 2005, was $617.2 million, compared with $646.3 million at year-end 2004, and $817.5 million at the end of the first quarter 2004.  Expressed in terms of Foster Wheeler scope, Global Power Group backlog at April 1, 2005, was $505.3 million, compared with $534.4 million at year-end 2004, and $712.0 million at the end of the first quarter 2004.

Turning now to cash and liquidity, total cash and short-term investments at the end of the first quarter of 2005 were $333.2 million, of which $289.3 million was held by non-U.S. subsidiaries.  This compares with $390.2 million total cash and short-term investments at year-end 2004 and $453.8 million at the end of the first quarter of 2004.

This decline in both domestic and foreign cash during the last twelve months was primarily the result of the negative operating performance of the European Power operations, one-time fees and expenses associated with closing the equity-for-debt exchange offer and the new Senior Credit Agreement, and the working capital requirements of increased reimbursable bookings.  However, we expect the three problem European Power projects to start generating positive cash flow throughout the remaining execution period.   The Company’s liquidity forecast continues to indicate that domestic liquidity is adequate through the first quarter of 2006, without utilization of its $75 million revolving credit line.

Turning now to asbestos, we received approximately 4,240 new asbestos claims during the quarter and resolved approximately 4,200 claims.  At the end of the quarter, we had approximately 167,800 claims pending, including an estimated 22,400 claims that have been placed on inactive dockets for claimants who have alleged minimal or no impairment.  Although the estimated 22,400 claims are inactive, they are included in the projected liability on our balance sheet.  Approximately 9,100 claims included in the 167,800 previously noted are considered abandoned and are not included in the projected asbestos liability. Asbestos indemnity and defense costs for the quarter were approximately $22.5 million, all of which were reimbursed from insurance coverage.

                                                We plan to continue our strategy of settling with insurance carriers by monetizing policies or arranging coverage in place agreements. This strategy is designed to reduce future cash payments from the company to cover future asbestos liabilities. We currently project that the company will not be required to fund any asbestos liabilities from its cash flow before 2010.

Now I’d like to turn the call back to Ray for concluding remarks.

Ray Milchovich:

Thank you, John. Let me just quickly summarize the key messages.

1.               We have achieved positive financial results, which have been primarily driven by continued strong operating performance in North American Power operations, the E&C Group’s operations in Continental Europe, the United Kingdom, Asia Pacific and North America, and the return of the European Power operations to making a positive contribution.

2.               We have continued to build on last year’s successful balance sheet restructuring. We successfully closed a new $250 million, five-year Senior Credit Agreement, that provides a significantly increased level of bonding capacity to support our global businesses, and increased financial flexibility.

3.               While Company backlog has remained substantially level, most of the major E&C markets we serve are in an investment phase of their business cycles and there are indications that the US market for solid fuel-fired power generation is strengthening. We believe that we are very well-positioned for a number of projects which are due to be awarded during the year. I remain confident that 2005 should be a very positive booking year for the Company.

4.               I am very pleased with the Company’s first-quarter financial results.  I believe that these results, and the latest financial milestones achieved, demonstrate that the Company is now much stronger, operationally and financially.  I remain optimistic about the outlook for Foster Wheeler in 2005.

We now go to questions. Operator, would you please open the lines.

OPERATOR:     (Will provide instructions for Q&A session.)

[Q & A SESSION]

Ladies and gentlemen, it appears there are no further questions at this time.  I’ll now turn the call back over to you.

Carolyn Greenhalgh:

Thank you for your attention.  We appreciate your participation today.  We look forward to speaking with you over the coming months.  Thank you, and good-bye.